Exhibit 99.1

ANNEX A

Shares of Preferred Stock

Summary of Principal Terms and Conditions1

Issuer	Hertz Global Holdings, Inc., a Delaware corporation and a debtor and debtor-in-possession in a Chapter 11 case currently pending in the United States Bankruptcy Court for the District of Delaware, docketed as Case No. 20-11218 (MFW) (Jointly Administered), as reorganized pursuant to the Plan (the “Issuer”).

Security; Stated Value

A newly-created series of cumulative perpetual non-convertible preferred stock issued by the Issuer (the “Preferred Stock”) having, as of the Closing Date, an aggregate initial stated value of $1,500,000,000 (the “Direct Investment Preferred Amount”) and an initial stated value per share of $1,000. From and after the Closing Date, the stated value of the Preferred Stock shall increase by the amount of any Compounded Dividends (as defined below) (the “Stated Value”). The purchase price paid by the Investors for the Preferred Stock on the Closing Date shall be the initial Stated Value thereof net of any applicable Purchase Discount/Upfront Fee described below.

The “Accrued Stated Value” will be an amount equal to the sum of (i) the then-current Stated Value plus (ii) any accrued but unpaid Preferred Dividends (as defined below), pro-rated for the elapsed portion of the applicable semi-annual period.

Investors	A syndicate of institutions assembled by one or more affiliates of Apollo Capital Management, L.P. (“ACM”) in its or their sole discretion, including one or more funds, accounts or other clients managed by ACM or its affiliates, but excluding any Prohibited Transferee (as defined below) (such institutions, collectively, the “Investors”); provided, that prior to the Closing, any Investor may only transfer its Direct Investment Preferred Commitment in accordance with the Purchase Agreement.

Priority, Preference and Ranking	The Preferred Stock shall have a payment priority, liquidation preference and ranking senior to any other class or series of equity securities of the Issuer.

Use of Proceeds	The proceeds of the issuance of Preferred Stock will be used, together with cash on hand and the proceeds of certain debt and equity financings contemplated by the Plan, to retire certain outstanding indebtedness of the Issuer and its subsidiaries in accordance with the Plan and to pay fees and expenses in connection with the consummation of the Plan. Any excess proceeds shall be used by the Issuer and its subsidiaries for working capital and general corporate purposes.

1 Capitalized terms used but not defined in this Annex 1 shall have the meanings set forth in the Equity Purchase and Commitment Agreement (the “Purchase Agreement”) to which this Summary of Principal Terms and Conditions is attached.

Purchase Discount/Upfront Fee	2.00% of the initial Stated Value of the Preferred Stock on the Closing Date, which the Investors shall be permitted, in their discretion, to take in the form of a discount to the purchase price of the Preferred Stock or as an upfront fee (the “Purchase Discount/Upfront Fee”).

Dividends

(a)   Shares of Preferred Stock shall accrue a dividend, payable semi-annually in arrears (with the first dividend paid on the six month anniversary of the Closing Date), in an amount equal to (x) the applicable Dividend Rate (as defined below) multiplied by (y) the then-current Stated Value (each such dividend, whether or not declared, a “Preferred Dividend”).

(b)  The Preferred Dividend shall accrue on a daily basis from the Closing Date, shall be computed on the basis of a 365-day year and the actual days elapsed and shall be payable or capitalized, as applicable, on the last business day of each semi-annual period. Except as described in the penultimate sentence of this paragraph, for each semi-annual period, the Issuer shall pay the Preferred Dividend in cash; provided, that all or any portion of the Preferred Dividend will only be paid in cash when, as and if declared by the board of directors of the Issuer and to the extent permitted by Law. Unless all of the Preferred Dividend in respect of a semi-annual period is declared by the board of directors of the Issuer and paid in cash, the portion of the Preferred Dividend that is not declared and paid in cash shall automatically be accreted to, and increase, the Stated Value effective on the last business day of each applicable semi-annual period (such amounts, “Compounded Dividends”) and such increase in Stated Value shall itself thereafter accrue dividends in accordance with clause (a) above. For the avoidance of doubt, failure to pay any Preferred Dividend in cash after the 42-month anniversary of the Closing Date shall constitute a “Non-Compliance Event” and shall be subject to the provisions set forth under such heading herein.

“Dividend Rate” shall mean, subject to the provisions described under “Non-Compliance Events” below, (i) with respect to a Preferred Dividend accrued on or prior to the second anniversary of the Closing Date, 9.00% per annum, (ii) with respect to a Preferred Dividend accrued after the second anniversary of the Closing Date and on or prior to the third anniversary of the Closing Date, (a) for any portion of the Preferred Dividend paid in cash, 7.00% per annum and (b) for any portion of the Preferred Dividend paid as a Compounded Dividend, 9.00% per annum, (iii) with respect to the Preferred Dividend accrued after the third anniversary of the Closing Date and on or prior to the 42-month anniversary of the Closing Date, (a) for any portion of the Preferred Dividend paid in cash, 8.00% per annum and (b) for any portion of the Preferred Dividend paid as a Compounded Dividend, 10.00% per annum, (iv) with respect to the Preferred Dividend accrued after the 42-month anniversary of the Closing Date and on or prior to the fourth anniversary of the Closing Date, 9.00% per annum, (v) with respect to the Preferred Dividend accrued after the fourth anniversary of the Closing Date and on or prior to the 54 month anniversary of the Closing Date, 10.00% per annum, (vi) with respect to the Preferred Dividend accrued after the 54-month anniversary of the Closing Date and on or prior to the fifth anniversary of the Closing Date, 11.00% per annum and (vii) with respect to a Preferred Dividend accrued after the fifth anniversary of the Closing Date, an amount equal to the sum of (a) 13.00% per annum and (b) the product of (x) 2.00% per annum multiplied by (y) the number of whole years elapsed since the fifth anniversary of the Closing Date through and including such dividend payment date; provided that each of the foregoing rates shall be increased by 6.00% per annum at any time that the funded corporate Indebtedness of the Issuer, the OpCo Borrower and its restricted subsidiaries exceeds $3,300,000,000 (the “Indebtedness Step-Up”).

Call Protection

The Issuer may redeem the Preferred Stock in whole or in part at any time (and from time to time), in cash, at the Redemption Price (as defined below) in effect as of the redemption date.

The “Redemption Price” means the greater of (x) 100.00% of the then current Accrued Stated Value of the Preferred Stock being redeemed and (y) the amount necessary, if any, to result in a MOIC (as defined below) of 1.30x with respect to the Preferred Stock being redeemed.

“MOIC” shall mean with respect to a share of Preferred Stock, a multiple on invested capital equal to the quotient determined by dividing (A) the sum of (w) the aggregate amount of all Preferred Dividends made in cash with respect to such share of Preferred Stock on or prior to the applicable date of determination (other than any dividends paid in cash in respect of any Step-Up (as defined below)) plus (x) the ratable portion of any original issue discount or upfront fees paid to the Investors on the Closing Date (but excluding the advisory fee payable pursuant to that certain Engagement Letter between Apollo Global Securities, LLC and The Hertz Corporation dated May 2, 2021) allocable to such share of Preferred Stock plus (y) 100% of the Accrued Stated Value of such share of Preferred Stock (other than any Accrued Stated Value attributable to any Step-Up) plus (z) any premium paid with respect to such share of Preferred Stock by (B) $1,000.

(a)  Any partial redemption of the Preferred Stock will be in amounts of shares with no less than $250.0 million aggregate Accrued Stated Value as of the time of such redemption (unless the aggregate then current aggregate Accrued Stated Value of the Preferred Stock is equal to or less than $250.0 million, in which case any such redemption will redeem all of the then outstanding Preferred Stock).

(b)  The Issuer and its subsidiaries shall make any such redemptions or any other repurchases of the Preferred Stock only on a pro rata basis.

Liquidation Redemption	In the event of any liquidation, dissolution or winding up of the Issuer, the Issuer shall be required to offer to redeem all of the outstanding Preferred Stock in cash at the then-applicable Redemption Price.

No Mandatory Redemption	The Investors shall not have the right to require the Issuer to offer to redeem all or a portion of the Preferred Stock.

Information Rights	The Investors will be entitled to customary information rights to be mutually agreed (but in any event to include all recurring financial information and material notices furnished to the lenders under the Exit Revolving Credit Facility or the Exit Term Loan Facility (or, in each case, any indebtedness incurred to refinance the same) (collectively, the “Exit Facilities”) on the same schedule as the lenders under the Exit Facilities receive such information). Upon request, the Preferred Equity Plan Sponsor shall be entitled to receive any information provided to the Issuer’s board of directors, subject to customary exceptions and limitations. In addition, the Preferred Equity Plan Sponsor will be entitled to customary inspection rights (which inspections shall be consistent with and permitted no less frequently than the inspection rights under the Exit Facilities and subject to customary limitations and exceptions).

Voting Rights	Investors will have no voting rights, except as required by Law (including Section 1123(a)(6) of the U.S. Bankruptcy Code) or as set forth under “Protective Provisions” or “Non-Compliance Events” below.

Protective Provisions

Without the prior written consent of the holders of a majority of the Stated Value of the outstanding shares of Preferred Stock (the “Preferred Majority Holders”):

i.      the Issuer shall not amend, alter or repeal any provisions of its certificate of incorporation or by-laws in a manner that adversely affects the rights, preferences or privileges of the Preferred Stock;

ii.     the Issuer shall not liquidate, dissolve or wind up its business and affairs;

iii.   the Issuer shall not create, authorize or issue (by reclassification or otherwise) any equity security having rights, preferences or privileges ranking senior to the Issuer’s common stock issued on the Closing Date (other than the Preferred Stock issued on the Closing Date), or any security convertible into or exchangeable for any such equity security; provided that the Issuer shall be permitted to issue equity securities having rights, preferences or privileges ranking senior to the Issuer’s common stock to the extent the proceeds thereof are to be applied substantially contemporaneously to the redemption in full in cash of the Preferred Stock in accordance with the terms hereof (and provided that all shares of Preferred Stock shall be redeemed in connection therewith);

iv.    the Issuer shall not create, authorize or issue any additional shares of Preferred Stock or any series thereof;

v.    the Issuer shall not consummate any asset sales (including the issuance or sale of any equity securities of a subsidiary to a third party) other than certain ordinary course exceptions to be mutually agreed. The Issuer shall not allow The Hertz Corporation (the “OpCo Borrower”) nor any of its restricted subsidiaries to make any asset sales, subject to exceptions consistent with the exceptions set forth in the Exit Facilities as in effect on the Closing Date (it being understood that the definitive documentation governing the Preferred Stock shall include an “asset sale sweep” provision substantially consistent with the definitive documentation governing the Exit Facilities in effect as of the Closing Date, which shall require that the Issuer and its restricted subsidiaries redeem the Preferred Stock with excess net cash proceeds of asset sales to the extent (i) such proceeds are not applied to reinvestment in the business or satisfaction of funded debt obligations within the periods specified under the Exit Facilities as in effect on the Closing Date and (ii) such payment is permitted under the Exit Facilities at such time);

vi. the Issuer and its restricted subsidiaries shall be prohibited from entering into or modifying any transaction or agreement with an affiliate of the Issuer (other than transactions among the Issuer and its restricted subsidiaries), unless at on terms no less favorable to the Issuer or such subsidiary than would be obtained by the Issuer or such subsidiary from an unrelated third party on an arm’s length basis, subject to certain exceptions consistent with the exceptions under the Exit Facilities as in effect on the Closing Date (including for transactions approved by a majority of disinterested directors);

vii. the Issuer shall not merge or consolidate with, or dispose of all or substantially all of its assets to, any other person;

viii. the Issuer and its restricted subsidiaries shall not be permitted to (i) pay dividends or other distributions on any equity interests of the Issuer (other than the Preferred Stock) or its restricted subsidiaries (other than any dividends to the Issuer to allow the Issuer to pay dividends on the Preferred Stock), or (ii) repurchase or redeem any securities having rights, preferences or privileges ranking junior to the Preferred Stock (including common stock) (clauses (i) and (ii), collectively, “Restricted Payments”); provided, however, the Issuer and its restricted subsidiaries shall be permitted to make additional customary Restricted Payments to be mutually agreed (including repurchases of common stock or options from present or former officers, directors or employees, expense reimbursements and permitted tax payments consistent with the terms of the Exit Facilities in effect on the Closing Date), which in any event shall include the ordinary course exceptions set forth in the Exit Facilities as in effect on the Closing Date;

ix. the Issuer shall not be permitted to make Investments (defined in a manner consistent with the Exit Facilities as in effect on the Closing Date), other than ordinary course Investments to be mutually agreed. The Issuer shall not permit the OpCo Borrower or its restricted subsidiaries to make Investments, other than Investments that are permitted by the Exit Facilities as in effect on the Closing Date;

x. the Issuer shall not incur any Indebtedness (defined in a manner consistent with the Exit Facilities as in effect on the Closing Date) other than ordinary course Indebtedness to be mutually agreed. The Issuer shall not allow the OpCo Borrower nor any of its restricted subsidiaries to incur any Indebtedness, nor issue any series of preferred stock, except Indebtedness of the OpCo Borrower and its restricted subsidiaries permitted under the Exit Facilities as in effect on the Closing Date (including, without limitation, unlimited Indebtedness subject to the Unsecured Ratio Incurrence Test, as defined in the Exit Facilities as in effect on the Closing Date); and

xi. the Issuer and its restricted subsidiaries shall continue to engage in business of the same general type as conducted by the Issuer and its restricted subsidiaries on the Closing Date, taken as a whole.

The definitive documentation governing the Preferred Stock shall include provisions governing designation of “unrestricted” subsidiaries consistent with those under the Exit Facilities as in effect as of the Closing Date.

For the avoidance of doubt, references herein to the Exit Facilities as in effect on the Closing Date shall be deemed to refer to the terms of the Exit Facilities reflected in the commitment letter dated as of the date hereof executed by and between the OpCo Borrower and the commitment parties party thereto. To the extent that any of the baskets in the Exit Facilities are adjusted downward or eliminated as a result of the exercise of any “flex” rights with respect thereto or otherwise, the corresponding baskets (if any) in the definitive documentation governing the Preferred Stock shall be correspondingly reduced or eliminated.

2 For example, if the Issuer’s board of directors was previously comprised of six directors, it shall be increased to nine directors.

Non-Compliance Events and Forced Exit Transaction

Following the occurrence and during the continuance of any “Non-Compliance Event”:

(i)           The Stated Value of the Preferred Stock shall accrete by an additional 0.50% per month (a “Non-Compliance Step-Up” and, together with an Indebtedness Step-Up, the “Step-Ups”);

(ii)          Commencing on the 30th day of a Non-Compliance Event, the Issuer’s governing documents shall provide that the size of the Issuer’s board of directors shall be automatically increased by 50% (rounded upward, if necessary, due to an odd number of initial directors)[2], and the newly created vacancies shall be filled by the Issuer’s board of directors from nominees proposed by the Preferred Majority Holders (which shall propose two nominees for each such vacancy);

(iii)         Commencing on the later to occur of (x) the 60th day of a Non-Compliance Event and (y) the end of the Relief Period under, and as defined in, the Exit Facilities as in effect on the Closing Date, the Issuer will initiate a process to consummate (each, a “Forced Exit Transaction”):

a.    An underwritten public offering of shares of common stock of the Issuer, or other capital raise by the Issuer, in each case the net cash proceeds of which shall be used to redeem the Preferred Stock in accordance with the terms hereof; or

b.    a sale as a result of which the Issuer shall have sufficient cash on hand to redeem the Preferred Stock in accordance with the terms hereof (and the net cash proceeds of which shall be so applied);

provided that the Issuer shall not be permitted to consummate any Forced Exit Transaction without the consent of the Preferred Majority Holders to the extent that the proceeds thereof would be insufficient to redeem the Preferred Stock in full in cash in accordance with the terms hereof;

(iv)          Commencing on the 270th day of a Non-Compliance Event:

a.   The Issuer’s governing documents shall provide that the size of the Issuer’s board of directors shall be automatically further increased so that the number of directors shall be double the number of directors as of immediately before the first increase relating to such Non-Compliance Event plus one additional director, and the newly created vacancies shall be filled by the Issuer’s board of directors from nominees proposed by the Preferred Majority Holders (which shall propose two nominees for each such vacancy) (the “Majority Board Proposal Right”);

b.   The board of directors of the Issuer, as reconstituted pursuant to clause (a) above, shall, to the extent the Relief Period is no longer in effect, pursue a Forced Exit Transaction and shall take all actions consistent with their fiduciary duties necessary to consummate such a transaction (provided that the Issuer shall not be permitted to consummate any Forced Exit Transaction without the consent of the Preferred Majority Holders to the extent that the proceeds thereof would be insufficient to redeem the Preferred Stock in full in cash in accordance with the terms hereof); and

c.    Shares of Preferred Stock shall be entitled to vote with the shares of common stock of the Issuer on an “as-if” converted basis, and shall be treated by the Issuer’s governing documents as holding 51% of the then-outstanding voting capital stock of the Issuer; provided that to the extent such voting of shares of Preferred Stock is not permitted by applicable rules of the stock exchange on which the common stock of the Issuer is listed, the Issuer and the Preferred Majority Holders shall cooperate reasonably and in good faith to implement an alternate arrangement that most closely approximates the foregoing (collectively, the “Majority Voting Right”).

To the extent that more than one Non-Compliance Event shall be continuing at any time, the above-described periods shall commence on the date of the first Non-Compliance Event and shall continue until such time as all Non-Compliance Events have been cured or waived.

Each holder of Preferred Stock shall have the rights and remedies set forth in the definitive documentation governing the Preferred Stock, and rights and remedies under applicable law or at equity.

“Non-Compliance Event” shall mean, subject, as appropriate, to customary cure rights and grace periods to be mutually agreed (but in no event more restrictive than those set forth in the Exit Facilities as in effect on the Closing Date):

a.    Failure to pay (i) each Preferred Dividend in cash following the 42-month anniversary of the Closing Date, (ii) any Preferred Dividend when due or (iii) any redemption premium when due;

b.    Failure to comply with any of the “Protective Provisions” described above;

c.    The occurrence of a Change of Control (to be defined in a manner consistent with the definition thereof under the Exit Facilities as in effect on the Closing Date);

d.    Insolvency events (to be consistent with the corresponding events of default under the Exit Facilities as in effect on the Closing Date); and

e.    Other customary defaults (including with respect to inaccuracy of representations and warranties) (to be consistent with the corresponding events of default under the Exit Facilities as in effect on the Closing Date).

From and after the 87-month anniversary of the Closing Date, to the extent any shares of Preferred Stock remain outstanding and irrespective of whether a Non-Compliance Event shall have occurred and be continuing, the Preferred Majority Holders shall be entitled to the Non-Compliance Step-Up, the Majority Board Proposal Right and the Majority Voting Right, and the Issuer shall initiate a process to promptly consummate a Forced Exit Transaction.

Board Rights	Without limitation of the terms described above under “Non-Compliance Events”, for so long as ACM and its affiliates own at least 50% of the shares of Preferred Stock then outstanding, ACM and its affiliates shall have the right to appoint (i) one observer to the Issuer’s board of directors (and not to any committee thereof) and (ii) one director to the Issuer’s board of directors. These rights shall be non-transferrable without the consent of the Issuer.

Documentation	The definitive documentation for the Preferred Stock shall be consistent with the terms set forth herein and otherwise reasonably acceptable to the parties hereto.

Transfer of the Preferred Stock

(a)  Subject to compliance with applicable securities laws, shares of Preferred Stock will be transferable by the holders thereof to any person other than a Prohibited Transferee and the Issuer will recognize and register any such transfer on its books.

(b)  The Issuer will use commercially reasonable efforts to cooperate with the holders of the Preferred Stock in connection with such transfer, including providing reasonable and customary information (i) in connection with any such holder’s marketing efforts or any such potential transferee’s due diligence (subject to customary confidentiality restrictions) or (ii) in order to comply with applicable securities laws.

“Prohibited Transferees” means (i) the financial institutions and other entities that have been specified by the Issuer in writing to the Investors on or prior to the date of its execution of the Purchase Agreement and reasonably acceptable to the Investors, and (ii) bona fide competitors of the Issuer and its subsidiaries specified by the Issuer in writing to the Investors on or prior to the date of its execution of the Purchase Agreement (the list of which may be updated by the Issuer from time to time with respect to additional bona fide competitors).

Expense Reimbursement; Indemnification	The definitive documentation governing the Preferred Stock will include customary expense reimbursement and indemnification provisions to be mutually agreed.

Fiduciary Duties	This Annex 1 is not intended to, and will not be deemed to, impose any obligation or duty on any party or any of their respective affiliates or representatives (including any duty of good faith, care, loyalty or other fiduciary duty, in each case, whether express or implied).

Counsel to Investors	Paul, Weiss, Rifkind, Wharton & Garrison LLP.

Tax Treatment	The Issuer and the Investors will cooperate in good faith to agree on appropriate terms in the definitive documentation governing the Preferred Stock to avoid the application of Section 305(c) of the Code to any accrued Preferred Dividends.